EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-173170 of Huntington Ingalls Industries, Inc. on Form S-8 of our report dated June 22, 2017, relating to the financial statements and supplemental schedule of the Huntington Ingalls Industries, Inc. Newport News Operations Savings (401(k)) Plan for Union Eligible Employees, appearing in this Annual Report on Form 11-K of the Huntington Ingalls Industries, Inc. Newport News Operations Savings (401(k)) Plan for Union Eligible Employees for the year ended December 31, 2016.

/s/ DELOITTE & TOUCHE LLP

Richmond, Virginia
June 22, 2017